Exhibit 10.36

AMENDED AND RESTATED

HUGHES ELECTRONICS CORPORATION

LONG-TERM ACHIEVEMENT PLAN

This Hughes Electronics Corporation Long-Term Achievement Plan was originally effective as of January 1, 1990, for eligible Employees of Hughes Electronics Corporation and its Subsidiaries, and was previously amended on January 1, 1993, December 17, 1997, September 27, 1999, May 22, 2001 and September 28, 2001. This Plan is now amended and restated effective as of December 22, 2003. This Plan is a restricted stock unit plan as contemplated under the HEC Incentive Plan. In the event of any conflict between the terms of this Plan and the terms of the HEC Incentive Plan, the terms of the HEC Incentive Plan shall control.

1. DEFINITIONS

“Award” shall mean a right granted to an eligible Employee to receive incentive compensation subject to the terms of this Plan.

“Base Salary” shall mean the Participant’s regular base salary as of January 1 of the Plan Year.

“Beneficiary” shall mean the person or persons designated hereunder by the Participant to receive the Award in the event of the Participant’s death. If no such designation of any beneficiary has been made, the Beneficiary shall be the Participant’s spouse, or, if not married or the spouse has predeceased the Participant, the Participant’s estate.

“Board of Directors” shall mean the Board of Directors of Hughes.

“CEO” shall mean the Chief Executive Officer of Hughes.

“Committee” shall mean the Compensation Committee of the Board of Directors.

“Company” shall mean, individually and collectively, Hughes and its Subsidiaries which adopt the Plan.

“Disability” or “Disabled” shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Company’s long-term disability plan, or if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in the Hughes Long-Term Disability Plan.

“Employee” shall mean, subject to additional limitations or restrictions as the CEO may impose, a person employed by the Company and may, in the discretion of the CEO, include persons who, at the request of the Company, accept employment with any entity in which Hughes has, directly or indirectly, a substantial ownership interest. To the extent determined by the CEO, the term “Employee” shall be deemed to include a former employee and any Beneficiary thereof.

“HEC Incentive Plan” shall mean the incentive plan adopted by Hughes which awards restricted stock units of Hughes Common Stock to eligible employees of Hughes and its subsidiaries, or its successor plan.

“Hughes” shall mean Hughes Electronics Corporation.

“Hughes Common Stock” shall mean shares of common stock, par value $0.01 per share, of Hughes.

“Participant” shall mean a person who has been nominated for an Award of incentive compensation under the Plan for the applicable Performance Period.

“Performance Period” shall mean a period of three consecutive calendar years for which Performance Targets are established and Target Awards are made.

“Performance Target” shall have the meaning ascribed in Article 5.

“Plan” shall mean this Hughes Electronics Corporation Long-Term Achievement Plan, as the same may be amended from time to time by the Board of Directors.

“Retirement” shall mean severance from employment with the Company for any reason other than a leave of absence, death, termination for cause, or Disability on or after (i) the date the Participant satisfies the requirements for retirement with an immediate annuity starting date under the tax-qualified defined benefit pension plan of the Company, if any, or (ii) if the Company employing the Participant does not sponsor a tax-qualified defined benefit pension plan, the date the Participant would have satisfied the requirements for retirement with an immediate annuity starting date under the Hughes Non-Bargaining Retirement Plan (or any successor plan to such plan) had the Company employing the Participant been a sponsor of such plan. For purposes of this definition, a Participant is not considered to have satisfied the requirements for an immediate annuity starting date merely because the Participant is entitled to receive a distribution of a small lump sum cash-out or a distribution of the Participant’s contributions and earnings thereon.

“Stock” shall mean Hughes Common Stock.

“Subsidiary” shall mean (i) a corporation of which capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is owned, directly or indirectly, by Hughes, or (ii) any unincorporated entity in respect of which Hughes can exercise, directly or indirectly, comparable control, or (iii) any entity in which Hughes has, directly or indirectly, a substantial ownership interest.

“Target Award” shall have the meaning ascribed in Article 6.

2. PURPOSES

The purposes of this Plan are to provide: (i) Employees in positions of major responsibility with incentive and reward for achieving, individually or as a group, long-term financial and strategic business goals established to deliver value to Hughes customers and shareholders; (ii) competitive returns to holders of Hughes Common Stock; (iii) competitive levels of compensation to Employees for competitive levels of performance; and (iv) a link between shareholders of Hughes Common Stock and Hughes employees in positions of major responsibility.

3. PLAN ADMINISTRATION

The Committee shall have full discretionary power and authority to construe, interpret and administer the Plan, and to delegate any of its power or authority to any one or more persons from time to time. Decisions of the Committee shall be final, conclusive and binding upon all parties, including Hughes, the stockholders of Hughes, and Employees, provided, however, that the Committee shall rely upon and be bound by the total amount of the Stock registered by Hughes with the Securities Exchange Commission. The foregoing shall include, but shall not be limited to, all determinations by the Committee as to (i) eligibility of Employees for consideration for Awards, (ii) the amount of individual Awards, (iii) the timing of payment of Awards, (iv) whether unearned portions of prior Awards shall be earned and paid as previously determined, (v) whether a Participant has satisfied the conditions precedent to the payment of an Award, (vi) whether the condition precedent of continued services shall be waived, and (vii) the time of the first occurrence of any activity or act which constitutes a failure to satisfy any condition precedent. Any person who accepts any benefit hereunder thereby agrees to accept as final, conclusive and binding the determinations of the Committee.

4. ELIGIBLE EMPLOYEES

Employees eligible to participate in the Plan are persons whose continued employment is determined by the CEO to be key to the achievement of long-term goals of Hughes and its Subsidiaries. During the first year of a Performance Period, the CEO shall designate the Employees who are to participate in the Plan for the Performance Period which commenced the immediately preceding January. Participation in the Plan is not automatic.

5. INCENTIVE GOALS

During the first year of a Performance Period, the Committee shall have broad discretion to determine performance targets for Hughes (each a “Performance Target”) for the Performance Period. The Performance Targets may consist of financial, operating, or other measure(s) as determined by the Committee. The CEO, with the approval of the Committee, shall establish weighting among the Performance Targets. Individual Employee goals will not be established under the Plan.

6. TARGET AWARDS

A. Considering the level of responsibility and contribution made by the Participant to the Company, individual Participant target awards (“Target Award”) are computed based on a percentage of the Participant’s Base Salary.

B. Each Employee selected to participate in the Plan will be granted an Award payable in Stock subject to meeting the requirements of Articles 7 and 8.

C. The number of shares of Hughes Common Stock to be awarded to an Employee shall be determined by dividing the total value of the Target Award by the average of the closing prices of Hughes Common Stock as reported in a publicly-available stock price quotation source for each trading day in the month immediately preceding the date the Committee approves the Target Award, rounded up to the next whole share.

D. During the Performance Period and at all times prior to the distribution of the Award to the Employee, Hughes shall retain all rights incident to the Stock.

7. PERFORMANCE AND ALLOCATION OF THE FUND

A. Prior to the end of the first calendar quarter of the first year following the Performance Period, the CEO, with the approval of the Committee, will determine the extent to which Hughes met the Performance Targets for the Performance Period. Awards will be based on the level of Hughes’ achievement of the Performance Targets during the Performance Period. If an Employee’s individual performance does not meet Hughes’ expectations, the Employee will not be eligible for all or a portion of the Award as determined by the CEO in his sole discretion.

B. The percentage of the Award earned in relation to the level of performance will be:

Hughes Financial Performance	Relative Total Shareholder Return	Percent of Award Earned
25% or more above Target	90th percentile	175%
Target	75th percentile	100%
80% of Target	50th percentile	40%
Less than 80% of Target	Below 50th percentile	0%

C. At the beginning of the three-year Performance Period, the Committee shall select one or more indices of companies against which it will evaluate the Relative Total Shareholder Return of Hughes Common Stock. Total Shareholder Return for each company in each index, and for Hughes, shall be determined at the end of the Performance Period as a percentage (positive or negative) as follows: (i) divided by (ii), where

(i)	is equal to (a) the closing stock price at the end of the Performance Period, minus (b) the closing stock price immediately prior to the start of the Performance Period, plus (c) all dividends paid (not merely declared) during the Performance Period, and

(ii) is equal to the closing stock price immediately prior to the start of the Performance Period.

The Relative Total Shareholder Return of Hughes Common Stock shall be expressed as a percentile, by comparing Hughes Common Stock’s Total Shareholder Return to the Total Shareholder Return of the companies in each index, ordered from highest to lowest by Total Shareholder Return. Hughes Relative Total Shareholder Return shall be the unweighted mean of the percentile of Hughes Common Stock’s Relative Shareholder Return derived respectively under each index of companies selected.

D. The Committee may elect not to approve the payout of the full amount of the Award, or may elect to approve an increase in the amount of the Award, if, in its judgment, events have occurred which have altered the basis on which the Performance Targets were established.

8. PAYMENT OF AWARDS

A. No distribution of an Award shall be made to an Employee if his or her employment with Hughes is terminated for any reason whatsoever (with or without the approval of Hughes) within the first twelve months of the Performance Period. Except as provided in Section 8. G., each Award shall be distributed as additional compensation to the Participant as soon as administratively feasible after the determination in Section 7. A. is made, subject to the conditions precedent set forth in the Plan.

B. Notwithstanding anything to the contrary in this Plan, the payment of each Award shall be subject to the satisfaction by the Participant of the conditions precedent that the Participant: (i) continue to render services as an Employee of the Company unless waived as set forth herein, (ii) refrain from engaging in any activity which, in the opinion of the CEO, is competitive with any activity of Hughes or any of its subsidiaries, which shall be defined to include accepting employment or otherwise providing services outside of Hughes or any of its subsidiaries where it is reasonably determined by the Company, after considering the nature and extent of, and the geographical region and the duration of time from the Participant’s separation from employment, that the Participant would necessarily or inevitably disclose or utilize confidential or proprietary information (including trade secrets) in the employment or when providing the services, (iii) refrain from otherwise acting, either prior to or after termination of employment, in any manner which is in any way contrary to the best interests of Hughes or any of its subsidiaries, and (iv) furnish to the CEO such information with respect to the satisfaction of the foregoing conditions precedent as the CEO shall reasonably request. If the Participant has failed to satisfy any of the foregoing conditions precedent, all Awards granted under the Plan to such Participant shall be immediately canceled and forfeited, and the Participant shall not be entitled to receive any consideration in respect to such cancellation and forfeiture.

C. The requirement in Section 8. B. that a Participant continue to render services as an Employee of the Company shall be automatically waived with respect to any Award under the Plan (which Award shall be reduced as hereinafter provided) if the Employee’s employment with the Company is terminated with the approval of the CEO, or by reason of death, layoff, Disability or Retirement, provided such termination of employment was not within the first twelve months of the Performance Period. In the event Section 8 B. (i) is waived as a result of any such termination, payment of the Award shall continue to be subject to the satisfaction of the other conditions precedent set forth in Section 8. B. Any such Award shall be reduced to reflect the actual number of full months worked during the Performance Period. The reduced Award for such Employee shall be calculated by multiplying the Award determined in accordance with the provisions of Article 7 by a fraction, the numerator of which is the number of full months actually worked during the Performance Period and the denominator of which is 36. An unpaid leave of absence of greater than 30 days determined in accordance with procedures established by the Company shall not be deemed to be a termination of employment. The Employee’s Award, however, will be adjusted in accordance with the above formula, except that the numerator will be the actual number of full months during the Performance Period which the Employee was being paid a salary through a Hughes payroll system. Payments adjusted under this Section 8. C. shall be distributed to the Employee or former Employee at the same time as Awards under the Plan are distributed to active Participants.

D. Except as set forth in Section 8. C., Awards will be forfeited upon any termination of employment occurring prior to the distribution of the Award without the prior approval of the CEO. An Employee who terminates his or her employment with the Company after obtaining such approval will receive his or her prorata share in accordance with this Article 8.

E. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure of Hughes affecting the Stock, such adjustment shall be made in the class and the aggregate number of shares of Stock or other property which may be delivered under the Plan (provided the number of shares of any class after the adjustment shall always be a whole number), as may be determined to be appropriate by the Committee.

F. Awards under the Plan may not be assigned, alienated, transferred, pledged or otherwise encumbered.

G. An eligible participant in the Hughes Electronics Corporation Executive Deferred Compensation Plan effective September 1, 1998 (the “Deferred Compensation Plan”) may elect to defer receipt of a portion or the total amount of an Award hereunder in accordance with the terms of the Deferred Compensation Plan. Payment of any Award that has been timely deferred will be governed by the Participant’s election under and pursuant to the terms of the Deferred Compensation Plan.

9. PLAN EXPENSES

The costs of administering the Plan shall be borne as expenses of Hughes and not charged to the Awards.

10. SOURCE OF STOCK

The shares of Hughes Common Stock to be delivered to Participants pursuant to the terms of the Plan shall be delivered by Hughes through the HEC Incentive Plan.

11. RIGHT OF ACTION

Every right of action by, or on behalf of, General Motors or Hughes or by any stockholder of General Motors or Hughes against any past, present or future member of the General Motors or Hughes Board of Directors, or any officer or employee of General Motors, Hughes or any of their respective subsidiaries arising out of or in connection with this Plan shall, irrespective of the place where an action may be brought and irrespective of the place of residence of any such director, officer or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all rights of action by an employee (past, present or future) against General Motors, Hughes or any of their respective subsidiaries arising out of or in connection with this Plan shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

12. PLAN AMENDMENT OR TERMINATION

While it is contemplated that Awards will be made annually, the Board of Directors may amend, modify, suspend or terminate the Plan, in whole or in part, at any time for whatever reasons it may deem appropriate; provided that no amendment or termination of the Plan shall affect the Company’s obligation to pay to a Participant the unpaid Awards previously granted to such Participant hereunder in accordance with the terms of the Plan. In addition, any Subsidiary may, with the approval of the Committee, at any time by action of its board of directors, terminate the Plan as applicable to itself in accordance with this Article 12.

13. GOVERNING LAW

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Delaware and construed accordingly.

14. NO RIGHT OF EMPLOYMENT

Neither participation in the Plan nor the fact that an Employee has received an Award under the Plan confers upon any Employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge the Employee at any time for any reason whatsoever, with or without cause. The adoption of the Plan shall not constitute a contract between the Company and any Employee.

15. NO RIGHT, TITLE, OR INTEREST IN HUGHES ASSETS

A Participant shall have no right, title, or interest whatsoever in or to any assets or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive an Award from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All Awards made hereunder shall be paid from the general assets of the Company and no special or separate fund or segregation of assets shall be required to assure payment of such amounts.

16. WITHHOLDING FOR TAXES

The Company will report the fair market value of an Award distributed to the Participant to the applicable tax authorities as compensation earned by the Participant in the year of distribution. The Company will withhold from the distribution to the Participant an appropriate number of shares to satisfy all tax withholding obligations.

17. SUCCESSORS

The provisions of the Plan shall inure to the benefit of Hughes, its successors and assigns.